Exhibit 99.1

Letter of Agreement

Date:  September 29, 2006

To:  Dave Svacina

From:  Peter Knitt

Subject:  Employment Contract with Peoples State Bank

This Letter of Agreement will confirm our previous conversations and understanding regarding the continuation of your employment by Peoples State Bank of Wausau.  The following provisions are what we have agreed upon mutually.

Base Compensation

Your base compensation will remain at the current annual salary of $116,630 for the defined terms of this employment contract and as noted under Terms of Contract.

Bank-Wide Incentive Plan

As a member of the senior management team, you may earn up to 30% of your base pay if individual, department and Bank goals are met.

Deferred Incentive Bonus Plan

As a senior vice-president of the Bank, you are eligible to participate in this plan and if the Bank meets its budgeted net income, the Plan will fund 10% of your base salary.

Executive Deferred Compensation Plan

You may continue to voluntarily defer a portion of your base compensation into the Deferred Compensation Plan and the Bank will match 20% thereof (up to 3% of base pay).  The Bank will continue to fund a 2% parity contribution for the remainder of your contract.  Commencing November 1, 2006, you will no longer be eligible for the potential 20% of base pay incentive contribution based upon the Bank Asset Growth.

401(k) Plan

You are eligible to continue to defer a portion of your salary into the Peoples 401(k) Profit Sharing Plan and receive the company match as noted in the plan document.  You are also eligible to continue to receive the discretionary profit sharing contribution.

Health and Dental Insurance

Your coverage in our group health and dental plans will remain in effect.

Life/AD and D/Long Term Disability

Your coverage will remain in effect with a life insurance benefit of two (2) times your annual salary.

Survivor Income Benefit

Your beneficiaries will continue to be eligible for 400% of your salary should you die while an employee of the Bank.

Terms of Contract

Commencing November 1, 2006, you will have a three (3) years flat contract with the Bank and which will not be a continuing or rolling contract as had been your April 13, 2005 Employment Agreement as was amended to your original January 1, 2003 Employment Agreement.  Therefore, those Agreements are hereby amended so that commencing November 1, 2006, your contract with the Bank will be for a term of three (3) years commencing November 1, 2006.

Dated this 29th day of September, 2006

PEOPLES STATE BANK:

PETER KNITT

Peter Knitt, President and CEO

Approved:

DAVID SVACINA

David Svacina, Senior Vice-President